Exhibit 10.20

LEIDOS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD (PERFORMANCE-VESTING)

Leidos Holdings, Inc. (the “Company”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of
Restricted Stock Units Award (the “Terms”). Together, this Notice, the attached Terms and all exhibits and appendices hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Award Details: The Grantee’s name, the number of Restricted Stock Units awarded and the Grant Date can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested as follows:

(a)Performance-Vesting Condition. The vesting of the Restricted Stock Units is conditioned on achievement of the Performance Goals during the Performance Period in accordance with the provisions of Exhibit A. If the Performance Goals are not met, the Restricted Stock Units shall be immediately cancelled and forfeited as of the Determination Date.

(b)Time-Vesting Conditions. In addition to the performance-vesting condition stated above, subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

Vesting Date	% Vesting
[add applicable vesting date(s)]

Only a whole number of Restricted Stock Units will become vested as of any given vesting date. If the number of Restricted Stock Units determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. Exhibit B to this Notice sets forth the terms and provisions regarding treatment of the Award upon Separation form Service. No Restricted Stock Units shall become earned and vested following the Grantee’s Separation from Service except as otherwise expressly provided in Exhibit B to this Notice or as otherwise provided pursuant to the terms of the Plan.

Award Acceptance: The Grantee must accept the Agreement electronically pursuant to the online acceptance procedure established by the Company by no later than three months following the Grant Date. If the Grantee does not accept the Agreement through the online acceptance process by that date, or such other date that may be communicated, the Grantee will be deemed to have accepted the Agreement and the Company will automatically accept the Agreement on the Grantee’s behalf. If the Grantee declines the Agreement, the Award will be canceled and the Grantee will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the canceled award.

EXHIBIT A

Performance-Vesting Condition

(a)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the date on which the Committee certifies whether and to what extent the Performance Goals have been achieved, which shall be no later than March 15 following the end of the Performance Period.

“Earnings Per Share (EPS)” means the Non-GAAP diluted earnings per share from continuing operations defined as net income from continuing operations, adjusted to exclude the impact of discrete items such as integration and restructuring costs (integration, lease termination and severance costs related to the Company’s acquisitions), amortization of acquired intangible assets (amortization of the fair value of the acquired equity method investment), gain (loss) on sale of business (net gain on sale of business) and asset impairment charges (impairments of long- lived tangible assets).

“Performance Goals” means the performance goals specified in paragraph (b) below.

“Performance Period” means the fiscal year of the Company in which the Grant Date occurs.

[add defined terms as needed of the specific performance metrics]

(b)Performance Goals. As a condition to vesting of the Restricted Stock Units, the Earnings Per Share Goal of $3.81 must be achieved during the Performance Period, as certified in writing by the Committee on the Determination Date.

EXHIBIT B

Separation from Service and Change in Control

(a)Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unearned and unvested Restricted Stock Units shall become earned and vested or be canceled depending on the reason for Separation from Service as follows:

(i)Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, any unearned and unvested Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service. If such Separation from Service occurs during the Performance Period, such vesting shall occur without regard to achievement of the Performance Goals. In addition, in the event of the Grantee’s death after Separation from Service due to Special Retirement, any Restricted Stock Units that had not yet become earned and vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice shall become immediately earned and vested as of the date of such death.

(ii)Involuntary Termination without Cause. If the Grantee has an Involuntary Termination without Cause at least six months after the Grant Date, a prorated portion of any unearned and unvested Restricted Stock Units shall become immediately earned and vested as of the date of such Involuntary Termination without Cause; provided, however, that if the Grantee is a Covered Employee, such vesting shall be conditioned on achievement of the Performance Goals and any such vested Restricted Stock Units shall not be paid until the Determination Date. Such prorated vesting shall be determined as follows: (A) the total number of Restricted Stock Units granted shall be multiplied by the Pro Rata Fraction, rounded up to the next whole number, and (B) such resulting amount shall be reduced by the number of Restricted Stock Units (if any) that previously vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice. In addition, the Grantee must execute, deliver and not revoke, no later than sixty (60) days following Separation from Service, a general release of claims if requested by, and in a form satisfactory to, the Company.

(iii)Special Retirement. If the Grantee has a Separation from Service due to Special Retirement, the Restricted Stock Units shall continue to become earned and vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice as if the Grantee had not had a Separation from Service, including without limitation the achievement of the performance condition, but provided that the Grantee complies with the requirements of Section 7 of the Terms (regarding compliance with post- employment covenants). In addition, the Grantee must execute, deliver and not revoke, no later than sixty (60) days following Separation from Service, a general release of claims if requested by, and in a form satisfactory to, the Company. Notwithstanding the preceding sentences, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that likely would result in the favorable Special Retirement treatment that otherwise would apply to the Restricted Stock Units pursuant to this Section (a)(iii) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Special Retirement treatment at the time of the Grantee’s Separation from Service and the Restricted Stock Units will be treated as they would under the rules that otherwise would have applied if the Grantee’s Separation from Service did not qualify as a Special Retirement.

(iv)Change in Control. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 15.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) the Grantee has a Change in Control Termination, then any unearned and unvested Restricted Stock Units shall become immediately earned and vested as of the date of such Change in Control Termination.

(v)Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) through (iv) above, any Restricted Stock Units that were not already earned and vested pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled as of the date of Separation from Service.

(b)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for the termination of Service will be deemed to exist if the Grantee:

(i)has been convicted, or entered a plea of nolo contendere, for committing an act of fraud, embezzlement, theft or other act constituting a felony or crime of similar magnitude under applicable law (other than traffic related offenses or as a result of vicarious liability);

(ii)willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company or a Subsidiary, including the Grantee’s material breach of his or her obligations under any written Company policy, including any code of ethics or conduct, which is not cured, if curable, within ten (10) days after the Company or a Subsidiary notifies the Grantee of such breach; however, no act or failure to act on the Grantee’s part shall be considered “willful” unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or a Subsidiary; or

(iii)fails to perform his or her duties in a reasonably satisfactory manner after the receipt of a notice from the Company or a Subsidiary detailing such failure if the failure is incapable of cure, and if the failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence.

“Change in Control Termination” means the Grantee’s Separation from Service on or within two years after a Change in Control if such Separation from Service is either (i) by action of the Company or, if different, the Grantee’s employing Subsidiary (the “Employer”) without Cause or (ii) by action of the Grantee with Good Reason.

“Disability” means the status of disability determined conclusively by the Company based upon certification of disability by the Social Security Administration or an equivalent authority outside the U.S. or, to the extent compliant with Section 409A, upon such other proof as the Company may require, effective upon receipt of such certification or other proof by the Company. Notwithstanding the foregoing, if the Grantee is eligible for Special Retirement as of the date of a Separation from Service due to Disability, the Separation from Service will be treated as Special Retirement and not Separation from Service due to Disability.

“Good Reason” means the occurrence of any of the following events or conditions without the Grantee’s prior written consent:

(i)any material adverse change in the Grantee’s authority, duties or responsibilities (including reporting responsibilities) from the Grantee’s authority, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter;

(ii)a material reduction in Grantee’s base salary or any failure to pay the Grantee any cash compensation to which the Grantee is entitled within 15 days after the date when due;

(iii)the imposition of a requirement (other than for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control) that the Grantee be based at any place outside a 50-mile radius from the Grantee’s principal place of employment immediately
(iv)prior to the Change in Control and which has a material adverse effect on the Grantee’s commuting requirements; or

(v)if the Grantee is a participant in the Company’s Executive Severance Plan, any other event that constitutes “Good Reason” under that plan.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) the Grantee provides written notice to the Company identifying the applicable event or condition within 120 days of the occurrence of the event or the initial existence of the condition, (ii) the Company or a Subsidiary fails to remedy the event or condition within a period of 30 days following such notice, and (iii) the Grantee’s Separation from Service occurs within 90 days after the date the Company or a Subsidiary fails to remedy the event or condition.

“Involuntary Termination without Cause” means a Grantee’s Separation from Service by action of the Company or the Employer without Cause, including due to divestiture by the Company of the business unit with which the Grantee is employed. Notwithstanding the foregoing, if the Grantee is eligible for Special Retirement as of the date of such Involuntary Termination without Cause, the Separation from Service will be treated as Special Retirement and not Involuntary Termination without Cause.

“Pro Rata Fraction” means a fraction, the numerator of which is the number of days from the Grant Date of the Restricted Stock Units through the date of Involuntary Termination without Cause, and the denominator or which is the number of days from the Grant Date of the Restricted Stock Units through the last vesting date set forth under “Vesting Schedule” in the Notice.

“Special Retirement” means a Grantee’s Separation from Service on or after the first anniversary of the Grant Date for any reason other than death or by the Company or the Employer for Cause after the Grantee has attained at least age 59-1/2 and either (i) the Grantee has at least ten years of Service or (ii) the Grantee’s combined age and years of Service equals at least 70. The Company’s determination of years of Service for such purpose shall be final and binding on all parties. Notwithstanding the foregoing, if the Grantee’s Separation from Service during the two-year period following a Change in Control could be treated as either a Special Retirement or a Change in Control Termination, it shall be treated as a Change in Control Termination to the extent permitted by Section 409A.

LEIDOS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by Leidos Holdings, Inc. (the “Company”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Unit Award, including any additional terms and conditions for Grantees outside the United States set forth in Appendices A and B (collectively, the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. The Notice and these Terms together constitute the “Agreement.” A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

1.Grant of Units.

(a)As of the Grant Date set forth in the Notice, the Company grants to the Grantee the number of Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b)The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Stock on or as soon as administratively practicable (but no more than 75 days) after the applicable vesting date specified in the Notice, subject to the requirements of the Plan and this Agreement.

(c)Units constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to the shares of Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Stock. Upon issuance of shares of Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

(d)Units earned and vested will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the vesting period applied to the number of Units in which the Grantee vests, subject to the vesting provisions set forth in the Notice. Cash dividend equivalents accrued on the earned and vested Units will be paid in cash on or about the same time the earned and vested Units are settled and paid.

(e)Notwithstanding any provision herein to the contrary, if the Grantee is a U.S. taxpayer, payment of Units that become earned and vested under this Agreement may be deferred under the terms of the Company’s Key Executive Stock Deferral Plan (or any similar plan or program) in which the Grantee is eligible to participate, subject to the terms and conditions of such plan and the requirements of Section 409A. Any Units deferred under any such plan shall be administered in accordance with the terms and provisions of such plan.
2.Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.
3.Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.
4.Responsibility for Taxes.

(a)Regardless of any action the Company or, if different, the Subsidiary which employs the         Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Units, the subsequent sale of shares of Stock acquired upon vesting, the payment of any dividend equivalents on the Units or the payment of any dividends on the shares of Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.

(b)In connection with any relevant taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, in their sole discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following methods:

(i)withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company, the Employer, or any other Subsidiary;

(ii)withholding from proceeds of the sale of shares of Stock acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent);

(iii)withholding shares of Stock otherwise issuable to the Grantee upon vesting of the Units; or

(iv)any other method of withholding determined by the Company, to the extent permitted under the Plan and applicable laws.

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee’s jurisdiction(s), in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Stock. In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Stock), from the Company or the Employer; otherwise, the Grantee may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the

Employer. If the obligation for Tax-Related Items is satisfied by withholding shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Units, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Units, or the proceeds from the sale of shares of Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.Grantee Representations. The Grantee hereby represents that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of U.S. or non-U.S. federal, state or local law.

7.Non-Solicitation and Non-Competition.

(a)Applicability. The provisions of this Section 7 apply to Awards made to employees of the Company and its Subsidiaries, and not Awards made to Non-Employee Directors. The Grantee acknowledges that the Company conducts business throughout the United States and that the Company has a legitimate business interest in protecting this business, including but not limited its interest in its employees, programs, and projects below, against unfair competition through the promises in this Section 7. In addition, Sections 7 (b), (c) and (e) do not apply in California.

(b)Solicitation of Employees. The Grantee agrees that, both while in Service and for one year after Separation from Service, the Grantee will not solicit or attempt to solicit any employee of the Company or any Subsidiary with whom the Grantee has worked on a program or project during the 12 months prior to Separation from Service to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or any Subsidiary. The foregoing obligations apply to both the Grantee’s direct and indirect actions, and apply to actions intended to benefit the Grantee or any other person, business or entity.

(c)Solicitation of Customers. The Grantee agrees that, for one year after Separation from Service, the Grantee will not participate in any solicitation of any customer or prospective customer of the Company or any Subsidiary concerning any business that:

(i)involves the same programs or projects for that customer in which the Grantee was personally and/or substantially involved during the 12 months prior to Separation from Service; or

(ii)has been, at any time during the 12 months prior to Separation from Service, the subject of any capture effort, bid, offer or proposal activity by the Company or any Subsidiary in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or any Subsidiary to that customer or potential customer, in which the Grantee was personally and/or substantially involved.
For purposes of (c)(i) and (ii), in the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or any Subsidiary provides (or may reasonably provide) goods or services.

(d)Non-Disclosure and Non-Use of Proprietary Information. During the term of the Grantee's employment and following the voluntary or involuntary termination of that employment for any reason, and with or without cause, Grantee will not, except as authorized and required to perform the Grantee's duties for the Company or any Subsidiary, directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate the Company or any Subsidiary's Proprietary Information, or take any action causing, or fail to take any action necessary, to prevent any such information to lose its character or cease to qualify as Proprietary Information. Grantee agrees to ask the Company or any Subsidiary, both during and after employment, if Grantee has any questions about whether particular information is Proprietary Information before using or disclosing such information.

The term “Proprietary Information” will mean any and all confidential knowledge, data or information of the Company, its affiliates, parents and subsidiaries, which has economic value as a result of its remaining confidential, whether having existed, now existing, or to be developed during Grantee’s employment, including information developed by Grantee. By way of illustration but not limitation, “Proprietary Information” includes (1) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, algorithms, software programs, schematics, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (collectively, “Inventions”); (2) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital- raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (3) information regarding Customers and potential Customers of the Company and its Subsidiaries, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Customers and potential Customers of the Company and other non-public information relating to Customers and potential Customers; (4) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non- public information relating to business partners that Grantee acquires as a result of their employment; (5) information regarding personnel, employee lists, compensation, and employee skills; and (6) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.

(e)Non-Competition. To the extent allowed by and consistent with applicable law, the Grantee agrees that, for one year after Separation from Service, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person or entity other than the Company, perform on or support any program, or provide oversight on any program, product, or service in which the Grantee was personally and/or substantially involved during the 12 months prior to Separation from Service:

(i)that would more likely than not cause the Grantee to use, disclose, or access Proprietary Information of any such program, product, or service; or
(ii)that is competitive with any such program, product, or service and where the Grantee’s new responsibilities and duties will be similar to those previously held with the Company or any Subsidiary; or
(iii)that is associated with any program, product or service that was the subject of any capture effort, bid, offer or proposal activity by the Company or any Subsidiary in which the Grantee was personally and substantially involved during the 12 months prior to Separation from Service and of which the Grantee possesses Proprietary Information.

(f)Remedies. The Grantee acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 7 will result in immediate, irreparable and continuing damage to the Company and its Subsidiaries for which there is no adequate remedy at law, and the Company and its

Subsidiaries will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages such as, but not limited to, the disgorgement of any profits, commissions, or fees realized by the Grantee, any subsequent employers, any business owned or operated by the Grantee, or any of Grantee’s agents, heirs, or assigns because of any such breach. Furthermore, to the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time by the Company or any Subsidiary that the Grantee has materially breached any employment-related covenants, including the covenants in this Section 7, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and/or (ii) cause, upon written demand by the Company to the Grantee, that the Grantee promptly return to the Company some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. If the Company must resort to litigation to enforce the Grantee’s obligation in (ii), the Company will be entitled to an award of reasonable attorneys' fees and costs should it prevail in the litigation.
8.No Interference with Rights. Grantee understands that Grantee shall not be held criminally or civilly liable under any U.S. or non-U.S. federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a U.S. or non-U.S. federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Grantee also understands that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected under 18 U.S. Code § 1833 in a retaliation lawsuit based on the reporting of a suspected violation of law.

9.Miscellaneous.

(a)Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable U.S. federal law.

(f)Venue. Any legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in the Circuit Court for Fairfax County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division, and no other venue. Any arbitration will be conducted according to the terms of the applicable arbitration agreement.

(g)Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h)Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award, except as otherwise required pursuant to Section 9(l) below. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.

(i)No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the Service of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the Grantee’s Service at any time.

(j)Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k)Appendices. By accepting this Award, the Grantee acknowledges and agrees that, should the Grantee reside and/or work in a country outside the United States at any time during the life of the Award, this Award is subject to the additional terms set forth in the Appendices A and B hereto. Appendices A and B constitute part of this Agreement. Please review the provisions of Appendices A and B carefully, as this Award will be null and void absent the Grantee’s acceptance of such provisions.

(l)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s compensation recoupment policy as amended and restated on June 26, 2023, as in effect from time to time (the “Compensation Recoupment Policy”), all to the extent determined by the Committee to be applicable to the Grantee.

(n)Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(o)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition of any shares of Stock under the Plan or subsequent sale of such shares of Stock. The Grantee should consult with the Grantee’s personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action in relation thereto.

11.Insider Trading/Market Abuse Laws. The Grantee acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., the Award) or rights linked to the value of Stock during such times as the Grantee is considered to have

“inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable insider trading restrictions and/or market abuse laws, and the Grantee should speak to his or her personal advisor on this matter.

APPENDIX A

TO THE TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

General Additional Terms Applicable to Awards Held by Grantees Outside the U.S.

1.Data Privacy.

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards under the Plan or any other entitlement to shares of Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee favor (“Data”), for the legitimate purpose of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the Grantee’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to Computershare and certain of its affiliated companies (collectively, “Computershare”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Grantee acknowledges and understands that Computershare will open an account for the Grantee to receive and trade shares of Stock acquired under the Plan and that the Grantee will be asked to agree on separate terms and data processing practices with Computershare, with such agreement being a condition to the ability to participate in the Plan. The legal basis, where required, for the transfer of Data by the Company to Computershare is the Grantee’s consent.

(c)International Data Transfers. The Company is based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of the Grantee’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, the Grantee might not have enforceable rights regarding the processing of the Grantee’s Data in such countries. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means Data may be held even after the Grantee’s employment or service is terminated.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing any consents herein on a purely voluntary basis. The Grantee understands that the Grantee may withdraw his or her consent at any time with future effect for any or no reason. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Awards under the Plan or other equity awards to the Grantee or administer or maintain the Grantee’s participation in the Plan.

(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources representative.

2.Nature of Grant. By entering into this Agreement and accepting the grant of Units evidenced hereby, the Grantee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be terminated, suspended or amended by the Company at any time, to the extent permitted by the Plan;

(b)the grant of Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Units or benefits in lieu of Units, even if such awards have been awarded in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the grant of Units shall not create a right to Service or be interpreted as forming an employment or service contract with the Company or any other Subsidiary and shall not interfere with the ability of the Employer to terminate the Grantee’s Service relationship (if any) at any time;

(e)the Grantee is voluntarily participating in the Plan;

(f)the Units and any payment made pursuant to the Units, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related payments, pension or retirement benefits or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company, the Award and any shares of Stock subject to the Award, and income from and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Subsidiary;

(h)the future value of the shares of Stock which may be delivered in settlement of vested Units is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the Grantee’s Separation from Service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Units as provided by the Company’s Compensation Recoupment Policy;

(j)for purposes of the Units, the date of the Grantee’s Separation from Service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any) will be deemed to occur as of the date the Grantee is no longer actively providing Service to the Company or any of its Subsidiaries, and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Grantee’s right to vest in any portion of the Units (and any related dividend equivalents) under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any). For the avoidance of doubt, actively providing Service during only a portion of the vesting period prior to a vesting date shall not entitle the Grantee to vest in a pro-rata portion of the unvested Units that would have vested as of such vesting date, nor will it entitle the Grantee to any compensation for lost vesting. The Company, in its sole discretion, shall determine when the Grantee is no longer actively providing Service for purposes of the Units (including whether the Grantee may still be considered to be actively providing Service while on an approved leave of absence);

(k)unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and

(l)neither the Company, the Employer, nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Units, any payment made pursuant to the Units or the subsequent sale of any shares of Stock acquired under the Plan.

3.Language. The Grantee acknowledges and represents that the Grantee is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Grantee to understand the terms of this Agreement and any other documents related to the Plan. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

4.Foreign Asset/Account, Exchange Control, and Tax Reporting. The Grantee may be subject to certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Grantee’s ability to acquire or hold shares of Stock acquired under the Plan or cash received from participating in the Plan (including from any dividend equivalents or dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt. The Grantee further acknowledges that it is the Grantee’s responsibility to comply with such regulations and that the Grantee should consult the Grantee’s personal legal advisor for any details.

Leidos Proprietary
APPENDIX B

TO THE TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

Country-Specific Additional Terms Applicable to Awards Held by Grantees Outside the U.S.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and/or this Agreement.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Grantee’s participation in the Plan if the Grantee resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Grantee is considered as such for local law purposes), or if the Grantee moves or transfers Service to another country after the Grant Date, the Company will, in its sole discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

Notifications

This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. As a result, the Company recommends that the Grantee not rely on the information in this Appendix B as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information included herein may be out of date at the time that the Units vest or the Grantee subsequently sells the shares of Stock acquired at vesting.

In addition, the Grantee understands that the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee acknowledges that he or she should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working (or if the Grantee is considered as such for local law purposes), or if the Grantee moves or transfers Service to another country after the Units are granted, the Grantee understands that the information contained herein may not be applicable to the Grantee in the same manner.

AUSTRALIA

Notifications

Securities Law Information. This offer of Units is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). Please note that if the Grantee offers shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on applicable disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction may file the report for the Grantee. If there is no Australian bank involved in the transfer, the Grantee will have to file the report. The Grantee should consult with his or her personal advisor to ensure that the Grantee is properly complying with applicable reporting requirements in Australia.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

BELGIUM

Leidos Proprietary
Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities accounts (e.g., those related to shares of Stock acquired under the Plan) or bank accounts (including brokerage accounts) maintained outside Belgium on their annual tax return. In a separate report, they must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available at the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their reporting obligations.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax may apply when shares of Stock acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.

Annual Securities Accounts Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Stock) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations may apply, depending on whether the securities account is held with a Belgian or foreign financial institution. The Grantee should consult with his or her personal tax or financial advisor for additional details.

ISRAEL

Terms and Conditions

Tax Consent. On January 20, 2020 , the Israeli Tax Authority issued a tax ruling to the Company in connection with the non-trustee track of Section 102 of the Income Tax Ordinance [New Version], 1961 (the “Tax Ruling”) regarding the taxation of Units granted under the Plan. The Grantee may review a copy of the Tax Ruling by contacting stockprograms@leidos.com. In accordance with the Tax Ruling and by accepting the Units granted under the Plan, the Grantee hereby declares that the Grantee understands the provisions of the Tax Ruling and the obligation to report and pay any capital gains tax due upon the sale of the shares of Stock issued under the Plan (including filing an annual tax return).

Further, the Grantee agrees to act in accordance with the Tax Ruling and will not request to amend, cancel, and/or replace it with a different ruling and/or demand any additional tax benefit beyond the provisions of the Tax Ruling.

Notifications

Securities Law Information. This offer of Awards under the Plan does not constitute a public offering under the Securities Law, 1968.

MEXICO

Terms and Conditions

Acknowledgment of the Agreement. By participating in the Plan, the Grantee acknowledges that the Grantee has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. The Grantee further acknowledges that the Grantee has read and expressly approves the terms and conditions set forth in the Nature of Grant section of Appendix A, in which the following is clearly described and established: (i) the Grantee’s participation in the Plan does not constitute an acquired right; (ii) the Plan and the Grantee’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) the Grantee’s participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the underlying Shares.

Leidos Proprietary
Labor Law Policy and Acknowledgment. By participating in the Plan, the Grantee expressly recognizes that the Company, with registered offices at 1750 Presidents Street, Reston, Virginia 20190, U.S.A., is solely responsible for the administration of the Plan and that the Grantee’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between the Grantee and the Company since the Grantee is participating in the Plan on a wholly commercial basis and the Participant’s Employer is a Mexican Subsidiary of the Company. Based on the foregoing, the Grantee expressly recognizes that the Plan and the benefits that the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee's employment.

The Grantee further understands that the Grantee’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Grantee's participation at any time without any liability to the Grantee.
Finally, the Grantee hereby declares that Grantee does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Grantee therefore grants a full and broad release to the Company, its subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en la sección titulado Naturaleza de la Oferta en Appendix A, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.
Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que la Compañía, con oficinas registradas en 1750 Presidents Street, Reston, Virginia 20190, EE.UU, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el Plan sobre una base completamente mercantil y el único Empleador de usted es una Subsidiaria Mexicana de la Compañía. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y el Empleador, y no forman parte de las condiciones y/o prestaciones laborales que el Empleador ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.
Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.
Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

Notifications

Securities Law Information. The Units granted, and any shares of Stock acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Agreement and any other document relating to the Units may not be publicly distributed in Mexico. These materials are addressed to the Grantee because of the Grantee’s existing relationship with

Leidos Proprietary
the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to certain employees of the Company and its Subsidiaries and are made in accordance with the provisions of the Mexican Securities Market Law. Any rights under such offering shall not be assigned or transferred.

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares of Stock. The Units are subject to section 257 of the SFA and the
Grantee will not be able to make any subsequent sale of shares of Stock in Singapore or any offer of such subsequent sale of the Stock in Singapore, unless such offer or sale is made (i) after six (6) months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or (iii) pursuant to, and in accordance with, any other applicable exemption in the SFA.

Notifications

Securities Law Information. The grant of the Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Information. If the Grantee is the or a director (including an alternate, substitute or shadow director1) of a Subsidiary in Singapore, the Grantee is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Grantee is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Subsidiary of an interest (e.g., Units, shares of Stock) in the Company or a related company within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., vesting of Units, sale of shares of Stock), or (iii) becoming or a director if such an interest exists at the time. If the Grantee is the chief executive officer (“CEO”) of a Subsidiary in Singapore and the above notification requirements are determined to apply to the CEO of a Singapore Subsidiary, the above notification requirements also may apply to the Grantee.

UNITED KINGDOM

Terms and Conditions

Units Payable Only in Stock. Notwithstanding anything to the contrary in the Plan, the Units shall be paid in shares of Stock only and do not provide the Grantee with any right to receive a cash payment. This provision is without prejudice to the application of Section 4 of the Terms and Conditions of Restricted Stock Unit Award.

Responsibility for Taxes. The following provision supplements Section 4 of the Terms and Conditions of Restricted Stock Unit Award:

Without limitation to Section 4 of the Terms and Conditions of Restricted Stock Unit Award, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax- Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Grantee understands that he or she may not be able to indemnify the Company or the Employer for the amount of income tax not collected from or paid by the
1 A shadow director is an individual who is not on the board of the Singapore Subsidiary but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

Leidos Proprietary
Grantee, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the amount of any employee NICs due on this additional benefit which may be recovered from the Grantee by the Company or the Employer at any time thereafter by any of the means referred to in Section 4 of the Terms and Conditions of Restricted Stock Unit Award.